UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 30, 2025

VISTA CREDIT STRATEGIC LENDING CORP.

(Exact name of Registrant as Specified in Its Charter)

Maryland	000-56562	88-1906598
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

50 Hudson Yards, Floor 77
New York, New York		10001
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: 212 804-9100

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
None	None.	N/A

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Item 1.01 Entry into a Material Definitive Agreement.

On October 2, 2025, Vista Credit Strategic Lending Corp. (the “Company”) entered into a Master Note Purchase Agreement (the “Note Purchase Agreement”) governing the issuance of $200,000,000 in aggregate principal amount of its: (i) 5.85% Series 2025 Senior Notes, Tranche A, due October 2, 2028, in the aggregate principal amount of $62,500,000 (the “Tranche A Notes”), (ii) its 6.22% Series 2025 Senior Notes, Tranche B, due October 2, 2030, in the aggregate principal amount of $37,500,000 (the “Tranche B Notes”), (iii) 5.85% Series 2025 Senior Notes, Tranche C, due October 2, 2028, in the aggregate principal amount of $62,500,000 (the “Tranche C Notes”) and (iv) 6.22% Series 2025 Senior Notes, Tranche D, due October 2, 2030, in the aggregate principal amount of $37,500,000 (the “Tranche D Notes” and, together with the Tranche A Notes, the Tranche B Notes and the Tranche C Notes, the “Notes”) to institutional investors in a private placement. Interest on the Notes will be due semiannually. The interest rates applicable to the Notes are subject to increase (up to a maximum increase of 2.00% above the stated rate for each of the Notes) in the event that, subject to certain exceptions, the Notes cease to have an investment grade rating and the Company’s secured debt ratio exceeds certain thresholds. In addition, the Company is obligated to offer to repay the Notes at a price equal to 100% of the principal amount, plus accrued and unpaid interest if certain change in control events occur. The Notes are general unsecured obligations of the Company that rank pari passu with all outstanding and future unsecured, unsubordinated indebtedness issued by the Company.

The closing of the Tranche A Notes and Tranche B Notes occurred on October 2, 2025. The closing of the Tranche C Notes and the Tranche D Notes is expected to occur on December 1, 2025 or on a date thereafter mutually agreed upon by the Company and the relevant purchaser parties. The Company will apply the proceeds from the sale of the Notes for general corporate purposes, including to make investments, repay existing debt and make distributions permitted by the Note Purchase Agreement.

The Note Purchase Agreement contains customary terms and conditions for senior unsecured notes issued in a private placement, including, without limitation, affirmative and negative covenants, such as information reporting, maintenance of the Company’s status as a business development company within the meaning of the Investment Company Act of 1940, as amended, maintaining a minimum amount of shareholders’ equity and a minimum asset coverage ratio. The Note Purchase Agreement also contains customary events of default with customary cure and notice periods, including, without limitation, nonpayment, incorrect representation in any material respect, breach of covenant, cross-default under other indebtedness of the Company or subsidiary guarantors, certain judgements and orders, and certain events of bankruptcy.

The Notes were offered in reliance on Section 4(a)(2) of Securities Act of 1933, as amended (the “Securities Act”). The Notes have not been and will not be registered under the Securities Act or any state securities laws and, unless so registered, may not be offered or sold in the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act, as applicable.

The information on this Current Report on Form 8-K shall not constitute an offer to sell or a solicitation of an offer to purchase the Notes or any other securities, and shall not constitute an offer, solicitation or sale in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful.

The description above is only a summary of the material provisions of the Note Purchase Agreement and is qualified in its entirety by reference to the copy of the Note Purchase Agreement which is filed as Exhibit 10.1 to this current report on Form 8-K and is incorporated herein by reference thereto.

Item 2.03 Creation of a Direct Financial Obligation.

The information included under Item 1.01 above regarding the Note Purchase Agreement is incorporated by reference into this Item 2.03.

Item 8.01 Other Events.

On September 30, 2025, the Company announced a distribution payable (the “September 2025 Distribution”) for each class of the Company’s common stock (the "Common Stock") in the amounts per share set forth below:

	Gross Distribution	Shareholder Servicing and/or Distribution Fee	Net Distribution
Class I	$ 0.16250	$ 0.00000	$ 0.16250
Class S	$ 0.16250	$ 0.01372	$ 0.14878

The September 2025 Distribution is for the monthly earnings period of September 2025. The distributions for each class of Common Stock are payable to stockholders of record as of the open of business on September 30, 2025 and will be paid on or about October 7, 2025.

The September 2025 Distribution will be paid in cash or reinvested in shares of the applicable class of Common Stock for stockholders participating in the Company’s distribution reinvestment plan.

As of September 30, 2025, the Company had no shares of Class D common stock outstanding.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

10.1	Master Note Purchase Agreement, dated October 2, 2025, by and among Vista Credit Strategic Lending Corp. and the Purchasers party thereto.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Vista Credit Strategic Lending Corp.

Date:	October 6, 2025	By:	/s/ Ross Teune
Name: Ross Teune Title: Chief Financial Officer